Exhibit 99.5

Amendment No. 4 to the

Globant S.A.

2014 Equity Incentive Plan

July 15, 2022

RECITALS

A.       By a decision dated July 2, 2014, the board of directors (the “Board”) of Globant S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 37A, avenue J.F. Kennedy, L-1855 Luxembourg, registered with the Luxembourg trade and companies register under number B 173727 (the “Company”), determined the need of increasing the nominal value of the Company common shares from US $0.10 per common share to US $1.20 per common share, adopted the Company’s 2014 Equity Incentive Plan (the “Plan”); and resolved that 1,666,667 common shares with a nominal value of US $1.20 per share (corresponding to 20,000,000 common shares with a nominal value of US $0.10 per share) shall be subject to awards under the Plan).

B.       Pursuant to Section 4 of the Plan, the common shares that may be issued with respect to awards to be granted under the Plan shall not exceed an aggregate of 1,666,667 common shares, par value $1.20 per share (“Common Shares”), and of those, the maximum number of Common Shares that may be issued under the Plan pursuant to incentive stock options (“ISO”) intended to qualify under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) is 1,666,667 Common Shares (the “ISO Limit”).

C.       On July 3, 2014, the annual general meeting of the Company shareholders approved the adoption and implementation of the Plan with a maximum share pool equal to 20,000,000 common shares, par value US $0.10 per share (corresponding to 1,666,667 Common Shares) (the “Share Pool”), and the number of ISO under Section 422 of the Code eligible for grant under the Plan to be the ISO Limit (the “Share Pool”).

D.       On July 15, 2014, during a general meeting of the Company shareholders, the Company shareholders approved the reverse stock split whereby the nominal value of the Company common shares was changed from ten cents of U.S. dollars (US $0.10) to one U.S. dollar and twenty cents (US $1.20).

E.       Pursuant to Section 7(g) of the Plan, the Board is authorized to amend the Plan at any time.

F.       On May 9, 2016 the Board approved Amendment Nº 1 to the Plan to increase the Share Pool under the Plan by an additional amount of 2,000,000 Common Shares, from 1,666,667 to 3,666,667 Common Shares without a change or shareholder approved increase to the ISO Limit, which amendment was duly signed and documented on June 2, 2016.

G.       On February 13, 2019, the Board approved Amendment Nº 2 to the Plan to increase the Share Pool by an additional amount of 2,000,000 Common Shares, from 3,666,667 to 5,666,667 Common Shares without a change or shareholder approved increase to the ISO Limit, which amendment was duly signed and documented on April 12, 2019.

H.       On May 18, 2021 the Board approved Amendment Nº 3 to the Plan to reduce the total Share Pool by an amount of 1,600,000 Common Shares from 5,666,667 to 4,066,667 Common Shares and a decrease to the ISO Limit to 150,000 Common Shares, which amendment was duly signed and documented on May 19, 2021.

I.         On June 8, 2022 the Board resolved to approve this Amendment Nº 4 to the Plan to increase the Share Pool by an additional amount of 1,600,000 Common Shares, from 4,066,667 to 5,666,667 Common Shares (this “Amendment Number 4”).

NOW THEREFORE, the Plan is amended as follows:

AMENDMENT NUMBER 4

1.	The first paragraph of Section 4 of the Plan is hereby deleted in its entirety and replaced with the following:

“Subject to adjustments as provided in Section 7(d) of this Plan, effective as of July 15, 2022, the number of Common Shares that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 5,666,667 Common Shares (the “Share Pool”), which represents (i) 1,666,667 Common Shares approved by stockholders on July 2, 2014, plus (ii) an increase to the Share Pool on May 9, 2016, equal to 2,000,000 Common Shares, plus (iii) an increase to the Share Pool on February 13, 2019, equal to 2,000,000 Common Shares, minus (iv) a decrease to the Share Pool on May 18, 2021, equal to 1,600,000 Common Shares, plus (v) an increase to the Share Pool on June 8, 2022, equal to 1,600,000 Common Shares. As of May 19, 2021, the maximum number of Common Shares reserved for issuance in the Share Pool that may be issued pursuant to incentive stock options intended to qualify under Code section 422 shall not exceed an aggregate of 150,000 Common Shares. Subject to the provisions of the law, the Company shall maintain an authorized capital comprising such number of Common Shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes un-exercisable, is settled in cash without delivery of Common Shares, or is forfeited or otherwise terminated or canceled as to any shares, the shares subject to such Award shall thereafter be available for further Awards under the Plan. Notwithstanding anything herein to the contrary, shares used to pay the exercise price of an Award or tax obligations shall not be available again for other Awards under the Plan.”

2.	Except as set forth in this Amendment, the Plan shall be unaffected hereby and shall remain in full force and effect.

In Witness Whereof, the undersigned has caused this Amendment to be executed as of the date first set forth above.

By:	/s/ Patricio Pablo Rojo
Name:	Patricio Pablo Rojo
Title:	General Counsel
Date:	July 15, 2022